Exhibit 99.1

Earthstone Announces Closing of Titus Acquisition

Expands Operations in Highly Economic Northern Delaware Basin Area

The Woodlands, Texas, August 10, 2022 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today announced the closing of the acquisition of the New Mexico assets of Titus Oil & Gas Production, LLC and Titus Oil & Gas Production II, LLC and their affiliates (collectively, “Titus”) located in the northern Delaware Basin (the “Titus Acquisition”).

The Company also announced the closing of an amendment to the Company’s senior secured credit facility (the “Credit Facility”), which, amongst other things, increased the borrowing base from $1.4 billion to $1.7 billion, increased commitments from $800 million to $1.2 billion and introduced a term loan tranche (“Term Loan”) to the Credit Facility as a portion of the $1.2 billion of current commitments.

Consideration for the Titus Acquisition was $575 million in cash and approximately 3.9 million shares of Earthstone’s Class A common stock, net of preliminary purchase price adjustments. At closing, Earthstone paid cash consideration of approximately $535 million net of the $40 million deposit payment made in June.

Management Comments

Robert J. Anderson, President and Chief Executive Officer of Earthstone, stated, “We are pleased to have expanded our operated position in the northern Delaware Basin with the acquisition of very high-quality assets from Titus. These assets complement our existing footprint in the northern Delaware Basin and add to our production base, which is now approaching 100,000 Boepd. Further, we have added highly economic drilling locations, further deepening our inventory, which sits at twelve years based on our anticipated pace of drilling. Our near-term focus will be to efficiently integrate these assets into our operations and expand our drilling program by deploying an additional rig later this quarter on our combined northern Delaware Basin assets.

“We continue to focus on building scale in a financially prudent manner through accretive acquisitions and organic activity. We intend to apply Free Cash Flow towards the repayment of debt under our Credit Facility. We achieved a 0.8x Debt / LQA Adjusted EBITDAX ratio during the second quarter of 2022 and expect to be able to maintain or reduce this leverage ratio throughout the remainder of the year based on recent strip prices. We expect to continue our pursuit of additional scale through accretive acquisitions that we believe will result in continued improved cost structure and creation of shareholder value, while always keeping our balance sheet strength as the top priority.”

Balance Sheet and Liquidity Update

Contemporaneously with the closing of the Titus Acquisition, the Company entered into an amendment to its credit agreement, which included an increase in the borrowing base from $1.4 billion to $1.7 billion and an increase in commitments from $800 million to $1.2 billion. The amendment also established a fully funded $250 million Term Loan as a portion of the $1.2 billion of available commitments, with the remaining $950 million of commitments in the form of revolving commitments. The Term Loan is fully pre-payable and bears an interest rate of Term SOFR plus 3.25% plus a Term SOFR Adjustment Fee of 0.10%, as defined in the credit agreement.

As of July 31, 2022, the Company had $250 million funded under the Credit Facility. Adjusting for the closing of the Titus Acquisition, the Credit Facility balance as of July 31, 2022, would have been $785 million, leaving $415 million in available undrawn commitments.

2022 Guidance

In conjunction with the closing of the Titus Acquisition, the Company is reaffirming its recently updated guidance as shown below.

Production Guidance	1H22 Actuals	3Q22 (1)	4Q22 (1)	FY 2022 (1)
Production (Boe/d)	56,432	86,000 - 90,000	96,000 - 100,000	73,858 - 75,875
% Oil	39%	~41%	~44%	~41%
% Liquids	67%	~68%	~70%	~68%

Expense & Capex Guidance	1H22 Actuals	Remainder of 2022 (1)	FY 2022 (1)
Total Capital Expenditures ($MM)	$202	$300 - $325	$502 - $527
Lease Operating Expense ($/Boe)	$7.06	$7.50 - $8.00	$7.33 - $7.65
Production & Ad Valorem Taxes (% of Revenue)	7.1%	7.5% - 8.0%	7.3% - 7.7%
Cash G&A ($MM) (2)	$15	$20 - $22	$35 - $37

1)Includes the projected impact of the Titus Acquisition expected to close in mid-August 2022.
2)Cash G&A is defined as general and administrative expenses excluding stock- based compensation.

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in acquisitions and the development and operation of oil and natural gas properties. Its primary assets are located in the Permian Basin of west Texas and New Mexico. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit Earthstone’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: Earthstone’s ability to integrate its combined operations successfully after recent acquisitions completed in 2021 and 2022, and the Titus Acquisition and achieve anticipated benefits from them; risks relating to any unforeseen liabilities of Earthstone, or related to the recent acquisitions completed in 2021 and 2022, or the Titus Acquisition; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under the Credit Facility; Earthstone’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; Earthstone’s ability to obtain external capital to finance exploration and development operations and acquisitions; the impacts of hedging on results of operations; uninsured or underinsured losses resulting from oil and natural gas operations; Earthstone’s ability to replace oil and natural gas reserves; and any loss of senior management or technical personnel. Earthstone’s annual report on Form 10-K for the year ended December 31, 2021, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com